                                  EXHIBIT 11

                           KOPPERS INDUSTRIES, INC.

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                     THREE MONTHS ENDED      SIX MONTHS ENDED
                                          JUNE 30,               JUNE 30,
                                   ---------------------- ----------------------
                                      1996       1995        1996       1995
                                   ---------- ----------- ---------- -----------
                                        (UNAUDITED)            (UNAUDITED)
PRIMARY EARNINGS PER SHARE:
Voting common stock outstanding..   5,273,242   5,356,113  5,296,374   5,346,357
Non-Voting common stock
 outstanding.....................   3,628,200          --  4,109,931          --
Series B Junior Convertible
 Preferred Stock.................          --   2,340,000         --   2,340,000
Common stock equivalents.........     469,315   2,659,185    470,941   2,625,525
                                   ---------- ----------- ---------- -----------
  Common stock outstanding,
   including convertible
   securities....................   9,370,757  10,355,298  9,877,246  10,311,882
Net income to common stockholders
 (000's).........................  $   10,723 $     8,730 $    2,983 $    13,841
                                   ========== =========== ========== ===========
  Primary earnings per common
   share.........................       $1.14       $0.84      $0.30       $1.34
                                   ========== =========== ========== ===========
FULLY DILUTED EARNINGS PER SHARE:
Voting common stock outstanding..   5,273,242   5,356,113  5,296,374   5,346,357
Non-Voting common stock
 outstanding.....................   3,628,200          --  4,109,931          --
Series B Junior Convertible
 Preferred Stock.................          --   2,340,000         --   2,340,000
Common stock equivalents.........     469,315   2,681,862    470,941   2,686,926
                                   ---------- ----------- ---------- -----------
  Common stock outstanding,
   including convertible
   securities....................   9,370,757  10,377,975  9,877,246  10,373,283
Net income to common stockholders
 (000's).........................  $   10,723 $     8,730 $    2,983 $    13,841
                                   ========== =========== ========== ===========
  Fully diluted earnings per
   common share..................       $1.14       $0.84      $0.30       $1.33
                                   ========== =========== ========== ===========

  All shares of Series B Junior Convertible Preferred Stock were converted into non-voting common stock on a one-for-three hundred basis in March 1996. Common stock equivalents include stock options granted to management and stock warrants granted to certain lenders. Each stock option awarded to management gives the holder the right to purchase an equal amount of common stock at the listed exercise price and becomes exercisable one year after the date of grant. All outstanding stock warrants were exercised during 1995.